Allied Nevada Completes Second Amended and Restated Credit Agreement

December 30, 2013 | Reno, Nevada - Allied Nevada Gold Corp. (“Allied Nevada”, the “Company”, “we’, “our”, or “us”) (TSX: ANV; NYSE MKT:ANV) reports that on December 27, 2013 it entered into the Second Amended and Restated Credit Agreement (the “Credit Agreement”) with The Bank of Nova Scotia (“Agent”).
The Credit Agreement amends the prior revolving credit facility provided under, the Amended and Restated Credit Agreement, entered into with the Agent and other lenders dated as of October 31, 2012 (the “Prior Agreement”), as follows:

•	The size of the revolving credit facility has been reduced from $120 million to $40 million;

•	The cash flow related covenants included in the Prior Agreement, specifically the Leverage Ratio and the Interest Coverage Ratio, have been eliminated;

•	The amount available to borrow under the Credit Agreement will be determined by a Borrowing Base (primarily the value of inventory on the leach pads) as defined in the Credit Agreement;

•	The Credit Agreement will have a maturity date of April 30, 2016;

•
The Credit Agreement includes covenants to maintain (i) a post-maturity Reserve Tail, as defined in the Credit Agreement, of 600,000 recoverable gold equivalent ounces and (ii) a Current Ratio, as defined in the Credit Agreement, of not less than 1.25:1; and

•	The Credit Agreement includes an accordion feature allowing the Credit Agreement to be increased to $75 million.
In connection with entering into the Credit Agreement, the Company also entered into an Amendment Agreement and Credit Support Annex to the ISDA Master Agreement (“ISDA Amendments”) with Société Générale and will enter into one with National Bank Canada (the “Lenders”) whereby the Company will be required beginning no later than January 10, 2014 to either cash collateralize or post a letter of credit for any amount due to the Lenders for the fair market value of the then current settlement cost of CDN $90 million of the cross currency swap which was entered into between the Lenders and the Company in connection with the issuance of the Company’s CDN $400 million 8.75% senior notes. Had the Company been required to either cash collateralize or post a letter of credit with the Lenders as of December 27, 2013, the amount tendered would have been approximately $8.2 million. The Company intends to utilize the Credit Agreement to post letters of credit with the Lenders.
“We are pleased to have completed the revisions to the credit facility which will provide us with greater liquidity going forward by removing certain covenants that had become obstacles with the declining price of gold,” commented Steve Jones, Executive Vice President and Chief Financial Officer. “We will look to grow the Credit Agreement as provided by the accordion feature in 2014. We appreciate the support of The Bank of Nova Scotia and we look forward to 2014 as we focus on updating the pre-feasibility and feasibility studies for the Hycroft mill expansion."

For further information on Allied Nevada, please contact:

Randy Buffington	Tracey Thom
President and CEO	Vice President, Investor Relations
(775) 358-4455	(775) 789-0119

Cautionary Statement Regarding Forward Looking Information
This press release contains forward-looking statements within the meaning of Section 27A of the U.S. Securities Act of 1933, as amended, Section 21E of the U.S. Securities Exchange Act of 1934, as amended (and the equivalent under Canadian securities laws) and the Private Securities Litigation Reform Act or in releases made by the U.S. Securities and Exchange Commission (the “SEC”), as all may be amended from time to time. All statements, other than statements of historical fact, included herein or incorporated by reference, that address activities, events or developments that we expect or anticipate will or may occur in the future, are forward-looking statements. The words “estimate”, “plan”, “anticipate”, “expect”, “intend”, “believe”, “project”, “target”, “budget”, “may”, "can", “will”, “would”, “could”, "should", “seeks”, or “scheduled to”, or other similar words, or negatives of these terms or other variations of these terms or comparable language or any discussion of strategy or intentions identify forward-looking statements. Such forward-looking statements include, without limitation, anticipated timing for the completion of the pre-feasibility and feasibility studies; statements regarding delays in processing gold and silver; the potential for confirming, upgrading and expanding gold and silver mineralized material at Hycroft; reserve and resource estimates and the timing of the release of updated estimates; estimates of gold and silver grades; anticipated costs, anticipated sales, project economics, the realization of expansion and construction activities and the timing thereof; production estimates and other statements that are not historical facts. Forward-looking statements address activities, events or developments that Allied Nevada expects or anticipates will or may occur in the future, and are based on current expectations and assumptions. Although Allied Nevada management believes that its expectations are based on reasonable assumptions, it can give no assurance that these expectations will prove correct. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, among others, risks that Allied Nevada’s exploration and property advancement efforts will not be successful; risks relating to fluctuations in the price of gold and silver; the inherently hazardous nature of mining-related activities; uncertainties concerning reserve and resource estimates; uncertainties relating to obtaining approvals and permits from governmental regulatory authorities; and availability and timing of capital for financing the Company’s exploration and development activities, including the uncertainty of being able to raise capital on favorable terms or at all; as well as those factors discussed in Allied Nevada’s filings with the SEC including Allied Nevada’s latest Annual Report on Form 10-K and its other SEC filings (and Canadian filings) including, without limitation, its latest Quarterly Report on Form 10-Q (which may be secured from us, either directly or from our website at www.alliednevada.com or at the SEC website www.sec.gov). The Company does not intend to publicly update any forward-looking statements, whether as a result of new information, future events, or otherwise, except as may be required under applicable securities laws.

Completes Second Amendment and Restated Credit Agreement	2